Exhibit 4.6

TWITTER, INC.

795 Folsom Street, Suite 600

San Francisco, CA 94104

July 28, 2011

To the Investors defined below

Re:	Letter Agreement Regarding Certain Agreements between Twitter, Inc. (the “Company”), and RTLC, LLC, RTLC II, LLC, Compliance Matter Services, LLC, and J.P. Morgan Digital Growth Fund L.P. (in the case of J.P. Morgan Digital Growth Fund L.P., other than for purposes of Sections 3(a) and 4 hereof) (each, an “Investor” and collectively, the “Investors”)

Dear Sir or Madam:

Reference is hereby made to:

(A) the Series G Preferred Stock Purchase Agreement, dated as of July 25, 2011 (the “Series G Agreement”), by and among the Company and the purchasers listed on Exhibit A attached thereto, including certain of the Investors;

(B) the Amended and Restated Investors’ Rights Agreement, dated as of July 28, 2011 (the “Rights Agreement”), by and among the Company and the Investors (as defined therein);

(C) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 28, 2011 (the “Co-Sale Agreement”), by and among the Company, the Investors (as defined therein) and the Stockholders (as defined therein);

(D) the Holder Voting Agreement, dated as of July 28, 2011 (the “Holder Voting Agreement”), by and between the Company and each of the Investors; and

(E) the Letter Agreement, dated as of July 28, 2011, by and among the Company and the Investors as defined therein (the “Side Letter Agreement”).

This Letter Agreement (the “Additional Agreement”) is made by and between the Company and each Investor, on a several and not joint and several basis, in connection with the Series G Agreement. The Company and each Investor agrees to the following:

1. Lock-up Agreement. Each Investor acknowledges and agrees that such Investor or its affiliates is bound by (either directly or indirectly through its interest in Institutional Associates Fund, LLC (“IAF”) or in an owner of securities of IAF) one or more stock transfer agreements (the “Stock Transfer Agreements), pursuant to which Investor or its affiliates has agreed that it shall not transfer any shares of capital stock of the Company including shares purchased by such party pursuant to the Stock Transfer Agreements and any other shares of capital stock of the Company held by such party until the earlier of a Deemed Liquidation Event (as defined in the Company’s Restated Certificate of Incorporation) or the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock for the account of the Company (the “Existing Lock-up Provision”). Notwithstanding anything to the contrary in the Side Letter Agreement, the Company and such Investor hereby agree and acknowledge that:

(a) any shares of Series G-1 Preferred Stock or Series G-2 Preferred Stock of the Company purchased by such Investor pursuant to the Series G Agreement and any shares of capital stock of the Company purchased by Investor in the Tender Offer (as defined in the Side Letter Agreement) (together, the “Excluded Shares”) shall be subject to the lock-up agreement set forth in Section 2 of the Side Letter Agreement and shall be released from the Existing Lock-up Provision (but shall remain subject to all other restrictions set forth in the Stock Transfer Agreements); and

(b) all shares of capital stock of the Company now owned or hereafter acquired by such Investor (the “Shares”), other than the Excluded Shares, shall be bound by and remain subject to the Existing Lock-up Provision.

In the event of any conflict between the terms of this Agreement and any other agreement to which such Investor is party, the restrictions in this Agreement shall control to the extent they are more restrictive than such other provisions and the restrictions in such other agreements shall control to the extent they are more restrictive than the provisions in this Agreement. To the extent that any Investor is not directly party to the Stock Transfer Agreements including the Existing Lock-up Provision, such Investor hereby agrees to be bound by the Existing Lock-up Provision as set forth in this Section 1 in the same manner as IAF as if such Investor were directly party to the Stock Transfer Agreements. Each Investor acknowledges and agrees that the Company may cause each certificate representing the Shares to bear the following legend, in addition to any legends that may be required by state or federal securities laws or the terms of the Company’s Bylaws or other agreements that apply to the Shares:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT DATED AS OF JULY 28, 2011 WHICH INCLUDES PROVISIONS RESTRICTING THE TRANSFER OF THE SHARES EVIDENCED HEREBY. BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID AGREEMENT.

2. Standstill Agreement. Notwithstanding anything to the contrary in the Side Letter Agreement, each Investor agrees that, (x) in the case of J.P. Morgan Digital Growth Fund L.P. together with all of its affiliates other than for such purpose affiliates excluded pursuant to the last paragraph of this Section 2 (collectively, “JPM”), until the Company’s IPO (as defined in the Company’s Restated Certificate of Incorporation) and (y) in the case of RTLC, LLC and RTLC II, LLC together with all of their affiliates (collectively, “RTLC”), until the expiration of the lock up period following the IPO as determined pursuant to Section 2.9 of the Rights Agreement (the “IPO Lock-up Expiration”), neither JPM nor RTLC will in any manner, directly or indirectly, either alone or together with one or more third parties acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise (collectively, “Acquire”), capital stock or direct or indirect rights to acquire, or interests in, any capital stock, of the Company in excess of the applicable Standstill Threshold (as defined below). Each Investor shall promptly, but in any event within three (3) days, notify the Company in writing of any acquisition by such Investor of shares of capital stock of the Company. The applicable “Standstill Threshold” shall mean the following:

(a) With respect to JPM, 9.5% of the Company’s then outstanding capital stock (assuming the conversion of all outstanding shares of Preferred Stock to Common Stock and the issuance of all shares subject to outstanding options, RSU’s and warrants plus the number of shares of Common Stock of the Company reserved for future issuance under any stock purchase and stock option plans of the Company). For avoidance of doubt, it is agreed and acknowledged that any indirect interest of JPM in shares of capital stock of the Company (including without limitation JPM’s indirect interest in shares of capital stock of the Company through its holdings in IAF or in an owner of securities of IAF), shall count toward the Standstill Threshold for JPM; and

(b) With respect to RTLC, 8.5% of the Company’s then outstanding capital stock (assuming the conversion of all outstanding shares of Preferred Stock to Common Stock and the issuance of all shares subject to outstanding options, RSU’s and warrants plus the number of shares of Common Stock of the Company reserved for future issuance under any stock purchase and stock option plans of the Company). For avoidance of doubt, it is agreed and acknowledged that any indirect interest of RTLC in shares of the Company (including without limitation RTLC’s indirect interest in shares of capital stock of the Company through its holdings in IAF and Compliance Matter Services), shall count toward the Standstill Threshold for RTLC; provided that any shares of capital stock of the Company meeting both of the following conditions shall not count toward the Standstill Threshold for RTLC: (i) shares in which JPM has a direct or indirect interest that are counted toward the Standstill Threshold for JPM under Section 2(a) and (ii) shares over which RTLC does not exercise Control (as defined below).

RTLC further agrees with the Company that, RTLC will effect a restructuring such that, as soon as reasonably practical after the date hereof, no entity (other than JPM) with direct or indirect management, voting or other decision making authority or control (collectively, “Control”) with respect to RTLC or its affiliates (including without limitation, RTLC Management III, LLC, the manager of RTLC but excluding JPM for such purpose) shall hold or exercise, directly or indirectly, any Control with respect to any direct or indirect interest of JPM in shares of capital stock of the Company (including without limitation, with respect to JPM’s indirect interest in shares of capital stock of the Company through its holdings in RTLC or IAF) and that RTLC shall take all necessary action to comply with the foregoing.

Notwithstanding anything herein to the contrary, for the purposes of this Additional Agreement, the term “affiliates” in respect of JPM shall be limited to mean (a) the general partner of JPM, (b) J.P. Morgan Investment Management Inc. (“JPMIM”), as JPM’s investment adviser, (c) any investment vehicle managed or advised by JPMIM in which JPMIM has investment discretion to acquire, or direct the acquisition of, securities of the Company on behalf of such investment vehicle and (d) any other entity over which JPM or JPMIM has direct or indirect management, voting or other decision making authority or control (but specifically excluding any entity in which JPM or JPMIM has no discretionary authority to acquire, or direct the acquisition of, securities of the Company on behalf of such entity). Notwithstanding the foregoing, neither JPM nor JPMIM will coordinate, collaborate or share information with any affiliate of JPM or JPMIM for the purposes of, or in connection with, the voting, acquiring or disposing of the Company’s securities (whether or not it has authority to acquire, or direct the acquisition of, securities of the Company on behalf of such entity).

3. Voting Agreement.

(a) The Company and Investor (other than JPM) agree that the Holder Voting Agreement shall not terminate pursuant to Section 6.1(e) of the Holder Voting Agreement until the date of the IPO Lock-up Expiration.

(b) Notwithstanding anything to the contrary in last sentence of Section 6.1 of the Holder Voting Agreement (and the proviso in Section 5.1 of the Holder Voting Agreement), until termination of the Holder Voting Agreement pursuant to the events set forth in Section 6.1(a)-(e) (subject to Section 3(a) hereof), the Holder Voting Agreement shall continue to apply on or after July 28, 2015 to any Shares that are Transferred by an Investor to a third party (in addition to continuing to apply to Transfers to any Affiliate of Investor pursuant to the terms of the Holder Voting Agreement), if as a result of such Transfer, any Person together with its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) would, directly or indirectly, either alone or together with one or more third parties, hold capital stock or direct or indirect rights to acquire, or interests in, any capital stock of the Company, or voting rights, representing the power (whether exclusive or shared) to vote or direct the voting of capital stock by proxy, voting agreement or otherwise, of more than 9.5% of the total voting power of the Company’s then outstanding capital stock (assuming the conversion of all outstanding shares of Preferred Stock to Common Stock). “Person” shall mean any individual, corporation, partnership, limited liability company or other entity.

4. Required Distribution Upon IPO. Each Investor (other than JPM) agrees that, immediately following the date of the IPO Lock-up Expiration, such Investor shall distribute all Shares then held by such Investor to the then holders of record of such Investor’s equity securities; provided, however, that in the event any holder of securities of such Investor is an SPE LP as defined below (and any holder of such holder is an SPE LP and so forth), then the Shares shall be further distributed upon the IPO Lock-up Expiration to the holders of record of each such SPE LP until the Shares are not held by any SPE LP. For purposes hereof, “SPE LP” shall mean an entity that (A) holds or would hold, directly or indirectly, only securities of an Investor or a Permitted Transferee (as defined in the Co-Sale Agreement), or (B) has or would have a class or series of security holders with beneficial interests, directly or indirectly, primarily in securities of such Investor or a Permitted Transferee (including for such purpose an entity that holds cash and/or cash equivalents intended to purchase any such securities); provided, however, an entity whose governing agreements provide that not more than an amount equal to 50% of the aggregate capital commitments to such entity be invested, directly or indirectly, (measured at cost) in the securities of such Investor or a Permitted Transferee shall not be deemed to be holding only or primarily the securities of such Investor or a Permitted Transferee for purposes of clause (A) and (B) above, respectively.

5. Transfers; Stop-Transfer Instructions. No shares of capital stock of the Company may be Transferred (as defined in the Co-Sale Agreement) until the pledgee, transferee or donee of such shares furnishes the Company with a written agreement to be bound by the terms of this Agreement. Each Investor agrees that, in order to ensure compliance with the restrictions imposed by this Additional Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any securities that have been sold or otherwise transferred in violation of any of the provisions of this Additional Agreement or (b) to treat any such transferee as owner of such securities, or to accord such transferee the right to vote or receive dividends.

6. Specific Performance. Each party to this Additional Agreement acknowledges and agrees that any breach by any of them of this Additional Agreement shall cause the other parties irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a party of any provision of this Additional Agreement, each party shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to the recovery of money damages.

7. Costs of Enforcement. If any party to this Additional Agreement seeks to enforce its rights under this Additional Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

8. Amendment and Waiver. No amendment, modification, termination or cancellation of this Additional Agreement shall be effective unless it is in writing signed by the Company and a majority of the Shares held by the Investors. No waiver of any of the provisions of this Additional Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9. Entire Agreement. This Additional Agreement and the documents referenced herein set forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Company and the Investors.

10. Severability. In case any one or more of the provisions contained in this Additional Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Additional Agreement, and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

11. Miscellaneous. This Additional Agreement shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. The parties (x) irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Additional Agreement, (y) agree not to commence any suit, action or other proceeding arising out of or based upon this Additional Agreement except in the federal or state courts located in the Northern District of California, and (z) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Additional Agreement or the subject matter hereof may not be enforced in or by such court. This Additional Agreement may be executed in one or more counterparts, including by facsimile or electronic transmission, which shall together constitute one agreement.

Please indicate your agreement to the terms of this Additional Agreement by executing the acknowledgement and agreement below and returning a copy to our counsel, Fenwick & West LLP, to the attention of Ted Wang via fax to (650) 938-5200 or via email to twang@fenwick.com, with an original to follow to Fenwick & West LLP, 801 California St., Mountain View, CA 94041, Attn: Ted Wang.

Very truly yours,

TWITTER, INC.

/s/ Richard Costolo
Name: Richard Costolo
Title: Chief Executive Officer

Acknowledged and Agreed as Aforesaid, as of the date first written above.

COMPLIANCE MATTER SERVICES, LLC

By:	RTLC Management III, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Its: Managing Director

RTLC, LLC

By:	RTLC Management, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Its: Managing Director

Joinder for J.P. Morgan Digital Growth Fund L.P. as a beneficial owner of securities of RTLC II, LLC:

By signing below, J.P. Morgan Digital Growth Fund L.P. agrees to be bound by the Additional Agreement as an Investor hereunder other than for purposes of Sections 3(a) and 4.

J.P. Morgan Digital Growth Fund L.P.

By:	J.P. Morgan Investment Management Inc.
Its: Investment Advisor

By:	/s/ Tyler A. Jayroe
Name: Tyler A. Jayroe
Its: Vice President